Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

[—], 2014

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

The People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Zhaopin Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), par value US$0.01 per share, of the Company, including PRC legal issues relating to (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on [—], 2014, and (ii) the Company’s proposed listing of the ADSs on the [New York Stock Exchange].

In so acting, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents with respect to the documents submitted to us as copies. We have also assumed that the documents as they were presented to us up to the date of this legal opinion have not been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any national, provincial or local governmental agency or body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“PRC Affiliates” means Shenyang Zhilian Wangpin Advertising Co., Ltd., Harbin Zhilian Wangcai Advertising Co., Ltd. and Beijing Sanke Human Resources Service Co., Ltd.;

“PRC Group Companies” means the PRC Affiliates and PRC Subsidiaries collectively, and individually a “PRC Group Company”;

“PRC Laws” means all laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, judicial interpretations, and subordinate legislations of the PRC;

“PRC Subsidiaries” means Zhilian Wangpin (Beijing) Technology Co., Ltd., Zhilian Yipin (Beijing) Technology Co., Ltd., Beijing Wangpin Consulting Co., Ltd. and Guangdong Zhilian Culture & Media Co., Ltd.;

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement; and

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our Consolidated Affiliated Entities” in the section “Our Corporate History and Structure” in the Prospectuses.

Based on the foregoing, we are of the opinion that:

1. Each of the PRC Group Companies has been duly incorporated and is validly existing as a company with limited liability and full legal person status under the PRC Laws and its business license is in full force and effect. The registered capitals of all PRC Group Companies have been paid in accordance with the relevant PRC Laws, Governmental Authorizations and its articles of association. All of the equity interests in the PRC Group Companies are legally owned by their respective shareholders as disclosed in the Prospectuses, and to the best of our knowledge after due inquiry, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except the pledges and option under VIE Agreements as disclosed in the Prospectuses.

2. Each of the PRC Group Companies has duly obtained all Governmental Authorizations that are required under the PRC Laws for the ownership of the equity interests in the PRC Group Companies by their respective shareholders, except the defect with respect to the establishment of Guangdong Zhilian Culture & Media Co., Ltd., as a subsidiary of wholly foreign owned enterprise, which have not been approved by competent governmental authorities.

3. To the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Group Companies, except the pledge and option under VIE Agreements as disclosed in the Prospectus. The articles of association of each of the PRC Group Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

4. The ownership structure of the PRC Group Companies as set forth in the Prospectus complies with all existing PRC Laws. Except as disclosed in the Prospectuses, each of the VIE Agreements is valid, binding and enforceable, and will not result in any violation of PRC Laws.

5. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006, as amended on June 22, 2009. The M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC Laws, we believe that CSRC approval is not required in the context of this Offering and the Company’s proposed listing of the ADSs on [New York Stock Exchange].

6. The statements set forth in the Prospectuses under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Our Corporate History and Structure,” “Management,” “Related Party Transactions,” “Business,” “Regulation”, “Enforcement of Civil Liabilities”, “Taxation”, “Description of Share Capital” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, to the extent that they constitute matters of PRC Laws, summaries of legal matters or proceedings of the PRC, or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the documents or agreements governed by PRC Laws, are correct and accurate in all material aspects respects, and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading in any material respect.

The opinion on enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; and it is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest and national security, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; and (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws and regulations in the PRC.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours Sincerely,

Commerce & Finance Law Offices

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